Exhibit 23

Consent of Independent Certified Public Accountants


Liuski International, Inc.
Norcross, Georgia



We hereby consent to the incorporation by reference in the Registration Statements No. 33-5776, 333-04275 and 333-04277, respectively, on Forms S-8 and Registration Statement No. 33-69126 on Form S-3 of our reports dated March 19, 1999, relating to the consolidated financial statements and schedules of Liuski International, Inc. appearing in the Company's Annual Report on Form 10-K, for the year ended December 31, 1998. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Registration statement on Form S-3.




                                                     /s/
                                                     BDO Seidman, LLP



March 19, 1999
Atlanta, Georgia